Exhibit 21

LIST OF OFFICE DEPOT INC.’S SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation
The Office Club, Inc.	California
OD International, Inc.	Delaware
Office Depot of Texas, L.P.	Delaware
OD Aviation, Inc.	Delaware
Office Depot International (UK) Limited	United Kingdom
Office Depot International B.V.	Netherlands
Office Depot Japan Limited	Japan
Viking Direct B.V.	Netherlands
Viking Finance Ireland, Ltd.	United Kingdom
Office Depot Cooperatief W.A.	Netherlands
Office Depot Europe Holdings Limited	United Kingdom
Office Depot (Holdings) Limited	United Kingdom
Office Depot (Holdings) 2 Limited	United Kingdom
Office Depot UK Limited	United Kingdom
Office 1 Ltd.	United Kingdom
Office Depot Netherlands B.V.	Netherlands
Office Depot BS SAS	France
OD SAS	France
Office Depot (Operations) Holdings B.V.	Netherlands
Office Depot (Holdings) 3 Ltd.	United Kingdom
Office Depot Overseas Limited (1)	Bermuda
Heteyo Holding B.V. (2)	Netherlands
OD SNC	France
Office Depot Overseas 2 Limited	Bermuda
OD International (Luxembourg) Holdings Sarl	Luxembourg
Office Depot Delaware Overseas Finance No. 1, LLC	Delaware

(1)

Includes 80 subsidiaries in the same line of business including Office Depot International (UK) Limited, Office Depot International BV, Office Depot Japan Limited, Viking Direct B.V., Viking Finance Ireland Ltd., Office Depot Cooperatief W.A., Office Depot Europe Holdings Limited, Office Depot (Holdings) Limited, Office Depot (Holdings) 2 Limited, Office Depot UK Limited, Office 1 Ltd., Office Depot Netherlands B.V., Office Depot BS SAS, OD SAS, Office Depot (Operations) Holdings B.V., Office Depot (Holdings) 3 Ltd., Heteyo Holding B.V., OD SNC, Office Depot Overseas 2 Limited, OD International (Luxembourg) Holdings Sarl, and Office Depot Delaware Overseas Finance No. 1, LLC.

(2)	Includes 4 subsidiaries in the same line of business.